 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Amendment No. __

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 24, 2020

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Washington Street, Brooklyn, NY	11201
(Address of principal executive offices)	(Zip Code)

(212) 226-4265
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 24, 2020, the Company entered loan agreement with, and issued a note to, Firstfire Global Opportunities Fund LLC (“FirstFire”). The note is in the principal amount of up to $250,000, including an original issue discount (”OID”) of 5%, so the maximum that can received by the Company is $237,500.

The principal amount is to be funded in tranches. The first tranche was in the principal amount of $125,000 (including the 5% OID), so that, after paying FirstFire’s legal fees of $5,000, the Company received proceeds of $113,500. FirstFire may fund additional amounts up to $118,500 at such dates as it may choose.

The tranche or tranches will bear interest a 5% per annum on the principal amount of the tranches. If the Company exercises its right to prepay the respective tranche at any time within the initial 45 calendar days following the tranche funding date, the Company shall pay to FirstFire an amount equal to 105% multiplied by the principal amount then outstanding plus accrued and unpaid interest and default interest, if any. If the prepayment is made from the 46th to the 90th day, the percentage is 110%. If the payment is made from the 91st day to the 180th day, the percentage is 120%; at any time from the 181st calendar day through the last trading day immediately preceding the maturity date of the respective tranche, the percentage is 130%. The maturity date of each tranche is 12 months from the tranche funding date.

The note is convertible at any time in to the Company’s Common Stock. The initial conversion price is $.02 per share. After one hundred eighty days after the date of the note, the conversion price will be the lower of (i) $.02 or (ii) 75% multiplied by the lowest traded price of the common stock during the 20 consecutive trading day period immediately preceding the date of the respective conversion;

The note is secured by a security agreement under which the Company granted a security interest to FirstFire in two pieces of equipment that are not being used in, and are not anticipated to be used in future, operations

 SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	February 27, 2020	/s/ Mario Concha
By: Mario Concha
Chief Executive Officer